Exhibit 10.1

LEASE AGREEMENT

between

GIG CW COMPARK, LLC

(“Landlord”)

and

ZYNEX, INC.

(“Tenant”)

Table of Contents

Page

1.	CERTAIN DEFINED TERMS	1
2.	GRANT OF LEASE	2
3.	RENT; SECURITY DEPOSIT	3
4.	USE	5
5.	TAXES	6
6.	LANDLORD’S REPAIRS AND OBLIGATIONS	7
7.	TENANT’S REPAIRS AND OBLIGATIONS	8
8.	ALTERATIONS	9
9.	SIGNAGE	10
10.	INSPECTION AND RIGHT OF ENTRY	10
11.	UTILITIES	10
12.	ASSIGNMENT AND SUBLETTING	11
13.	PROPERTY INSURANCE; FIRE AND CASUALTY DAMAGE	12
14.	LIABILITY AND INSURANCE	13
15.	CONDEMNATION AND EMINENT DOMAIN	14
16.	END OF TERM	15
17.	QUIET ENJOYMENT	16
18.	EVENTS OF DEFAULT	16
19.	REMEDIES	17
20.	LANDLORD’S LIEN	19
21.	MORTGAGES; ATTORNMENT	19
22.	MECHANICS LIENS	21
23.	NOTICES	21
24.	HAZARDOUS MATERIALS	22
25.	INSOLVENCY OR BANKRUPTCY	24
26.	LANDLORD’S LIABILITY	24
27.	MISCELLANEOUS	25
28.	RENEWAL RIGHT	27
EXHIBIT A THE LAND		A-1
EXHIBIT B THE PREMISES		B-1
EXHIBIT C WORK LETTER		C-1
EXHIBIT D INSURANCE REQUIREMENTS		D-1

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Table of Contents

(continued)

Page

EXHIBIT E COMMENCEMENT DATE CERTIFICATE	E-1

EXHIBIT F FORM OF SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT	F-1

-ii-

LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”), made and entered into by and between GIG CW COMPARK, LLC, a Colorado limited liability company (“Landlord”) and ZYNEX, INC., a Nevada corporation (“Tenant”).

CERTAIN DEFINED TERMS

“Lease Date” means that date set forth under Landlord’s signature at the end of this Lease.

“Land” means the land legally described on Exhibit A attached hereto and incorporated herein by reference in the County of Douglas, State of Colorado.

“Premises” means those premises consisting of approximately 50,488 rentable square feet in the Building, as shown on Exhibit B attached hereto and incorporated herein by reference.

“Building” means the building located at 14800 Grasslands Drive, Englewood, Colorado, in which the Premises are located.

“Permitted Use” means general office, receiving, storing, shipping and selling (other than retail) of products, materials, and merchandise made and/or distributed by Tenant, light assembly, print production, and for such other lawful purposes as may be incidental thereto, and no other purpose whatsoever. The Permitted Use shall be subject to any declaration, easement agreement or similar agreement, as well as any rules and regulations for the Building, subject to the express terms hereof. Landlord hereby represents, warrants and covenants that, as of the Lease Date, general office and industrial uses at the Premises are not prohibited by any applicable governmental laws, ordinances and regulations (“Laws”) or any matters of record. During the Term, Landlord shall not consent to or enter into any amendments or new matters of record that would materially and adversely affect Tenant’s ability to use the Premises for the Permitted Use.

“Possession Date” means the date that Landlord delivers the Premises to Tenant, which will be the first business day after the Lease Date.

“Commencement Date” means the first day of the Term, which will be the earlier of (i) the date that the “Leasehold Improvements” (as defined in Exhibit C) are substantially completed and Tenant occupies the Premises for business, and (ii) January 15, 2021, subject to Section 0 below. The estimated Commencement Date is December 1, 2020.

“Expiration Date” means (i) if the Commencement Date is the first day of a month, the date which is 65 months from the date preceding the Commencement Date; or (ii) if the Commencement Date is not the first day of a month, the date which is 65 months from the last day of the month in which the Commencement Date occurs.

“Term” means the duration of this Lease, which will be approximately 65 months, beginning on the Commencement Date and ending on the Expiration Date, unless terminated earlier or extended further as provided in this Lease. The Term shall include any Renewal Term (as defined below) if and to the extent exercised by Tenant.

“Base Rent” means the Rent payable according to Section 0, which will be in an amount per month or portion thereof during the Term as follows:

Period	Amount of Base Rent Payable Per Month
Months 1-5*	$39,548.93
Months 6**-17	$39,548.93
Months 18-29	$40,735.40
Months 30-41	$41,957.46
Months 42-53	$43,216.19
Months 54-65	$44,512.67

* Base Rent for this period will be abated beginning on the Commencement Date and ending on the date that is five calendar months after the Commencement Date of this Lease (the “Base Rent Abatement Period”). By way of example, if the Commencement Date occurs on December 5, 2020, then the Base Rent Abatement Period shall expire on May 4, 2021. However, if an “Event of Default” (as defined in Section 0) occurs at any time during the Term, in addition to all other remedies available to Landlord, the unamortized portion of Base Rent that is abated pursuant to this Section 0 will automatically become immediately due and payable.

** If the Commencement Date is not the first day of the month, then for purposes of this Section 0, “Month 6” of the Term will be the first full calendar month after the expiration of the Base Rent Abatement Period, together with the days in the prior calendar month after the expiration of the Base Rent Abatement Period (the “Partial Month”), and Base Rent for the Partial Month will be payable at the same rate as set forth in this Section 0 for Month 6 prorated based on the number of days in the Partial Month and the number of days in such prior calendar month.

“Tenant’s Share” means 100%.

“Additional Rent” means any and all payments (other than Base Rent) required to be made by Tenant pursuant to this Lease.

“Rent” means Base Rent, Additional Rent, and all other amounts required to be paid by Tenant under this Lease.

“Security Deposit” means $65,045.37.

“Brokers” means the following brokers who will be paid by Landlord pursuant to a separate written agreement: Stream Realty Partners and Savills.

GRANT OF LEASE.

Demise. Subject to the terms, covenants, conditions and provisions of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises, together with the nonexclusive right to use the common areas of the Land, for the Term.

Delivery; Commencement Date Delays. On the Possession Date, Landlord shall deliver the Premises to Tenant in broom-swept condition with a roof free of leaks and all applicable mechanical, electrical, plumbing, HVAC, sprinklers, doors, walls, ceilings, floors, lighting, docks and dock plates in good working order as of the Possession Date. Tenant agrees to accept the Premises in its “as is” physical condition without any further agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements (or to provide any allowance for same) except as expressly set forth in this Lease. Notwithstanding the foregoing or anything to the contrary in this Lease, if the Possession Date has not occurred by the date that is five days after the Lease Date, then the outside date set forth in subclause (ii) of Section 0 will be extended by the number of days after such five-day period until the Possession Date actually occurs. If, between the Lease Date and the Commencement Date (as it may be extended), there is an event of “Force Majeure” (as defined in Section 0) that expressly prohibits by governmental order (a) issuance of construction permits or (b) performance of construction activities, and such prohibition actually affects Tenant’s ability to perform its obligations under Exhibit C of the Lease, then the outside date set forth in subclause (ii) of Section 0 will be extended by the number of days that such governmental prohibition is in effect.

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Landlord’s Reserved Rights. In addition to other rights in favor of Landlord set forth herein, upon 24 hours’ advance notice (except in the event of an emergency, in which case only reasonable notice under the circumstances shall be required), Landlord, its agents and employees will have the right to enter the Premises from time to time at reasonable times to examine the same, show them to prospective purchasers and lenders, to supply any services to be provided by Landlord to Tenant, to post notices of non-responsibility; without liability to Tenant for any loss or damage incurred as a result of such entry, provided that Landlord will take reasonable steps in connection with such entry to minimize any disruption to Tenant’s business or its use of the Premises. Notwithstanding anything contained herein to the contrary, if Tenant reasonably believes that, due to Landlord’s exercise of its reserved rights herein, there is a material and adverse disruption to Tenant’s ability to use the Premises for the Permitted Use, then Landlord and Tenant will reasonably cooperate to minimize such disruption.

RENT; SECURITY DEPOSIT.

Base Rent. Tenant agrees to pay monthly Base Rent, in advance, for the Term hereof in the amounts as outlined in Section 0. Subject to the terms of Section 0, each payment of “Rent” (as defined herein), including, but not limited to, each payment of monthly Base Rent shall be due and payable before the first day of each calendar month succeeding the Commencement Date during the Term.

Additional Rent. Subject to Section 0, commencing on the Commencement Date and then throughout the Term, Tenant agrees to pay Landlord Tenant’s Share of “Operating Costs,” “Insurance Costs,” and “Taxes” (as such terms are defined below) in the manner provided below:

Estimated Payments. Prior to the Commencement Date and within 90 days after the beginning of each calendar year thereafter during the Term, Landlord will notify Tenant of Landlord’s estimate of Tenant’s Share of the Operating Costs, Insurance Costs, and Taxes for the ensuing calendar year. On or before the first day of each month during the Term, Tenant will pay to Landlord, in advance, 1/12th of such estimated amounts, provided that until such notice is given with respect to the ensuing calendar year, Tenant will continue to pay on the basis of the prior calendar year’s estimate until the month after the month in which such notice is given. However, if the Term commences on other than the first day of a month or ends on other than the last day of a month, Operating Costs, Insurance Costs, and Taxes for such month will be appropriately adjusted on a prorated basis. In the month Tenant first pays based on Landlord’s new estimate, Tenant will pay to Landlord 1/12th of the difference between the new estimate and the prior year’s estimate for each month which has elapsed since the beginning of the current calendar year. If at any time or times it appears to Landlord that Operating Costs, Insurance Costs, and/or Taxes for the then-current calendar year will vary from Landlord’s estimate by 5% or more, Landlord may, by 30 days’ advance notice to Tenant, revise its estimate for such year and subsequent payments by Tenant for such year will be based upon the revised estimate.

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Annual Settlement. Within 120 days after the close of each calendar year during the Term, Landlord will deliver to Tenant its annual statement of Tenant’s Share of Operating Costs, Insurance Costs, and Taxes for such calendar year (each, a “Statement”). If, on the basis of such statement, Tenant owes an amount that is less than the estimated payments previously made by Tenant for such calendar year, Landlord will either refund such excess amount to Tenant or credit such excess amount against the next payment(s), if any, due from Tenant to Landlord (or, if after the expiration or termination of this Lease, Landlord will provide a reconciliation within 120 days, and the applicable refund or deficiency payment will be payable within 30 days after such reconciliation). If on the basis of such statement Tenant owes an amount that is more than the estimated payments previously made by Tenant for such calendar year, Tenant will pay the deficiency to Landlord within 30 days after the delivery of such Statement. If this Lease commences on a day other than the first day of a calendar year or terminates on a day other than the last day of a calendar year, Tenant’s Share of Operating Costs, Insurance Costs, and Taxes applicable to the calendar year in which such commencement or termination occurs will be prorated on the basis of the number of days within such calendar year that are within the Term. Notwithstanding anything contained herein to the contrary, any reconciliation effected by Landlord hereunder that discloses a deficiency in payments by Tenant shall not have a retroactive impact beyond the date that is 12 months prior to the most recently ended calendar year (or other accounting period).

Tenant’s Audit Right. Within 180 days after receipt of a Statement, upon 10 days’ notice, Tenant will have the right to inspect and audit Landlord’s books and records with respect to Operating Costs, Insurance Costs, or Taxes (an “Audit”). In the event Tenant does not give Landlord notice of its election to conduct an Audit within such 180-day period, the terms and amounts set forth in the Statement will be conclusive and final, and Tenant shall have no further right to conduct an Audit. Tenant may only use a private accounting firm or a consulting or brokerage firm with expertise in real estate accounting and property management for “Comparable Buildings” (as defined in Section 0 below) retained on an hourly or fixed-fee basis or Tenant’s internal accounting staff to conduct an Audit; in no event may Tenant use an outside firm paid on a contingency fee basis. If the Audit reveals that the amount charged by Landlord for Operating Costs, Insurance Costs, and/or Taxes was greater than actual Operating Costs, Insurance Costs, and/or Taxes, Landlord will credit such difference to Tenant against Rent next coming due (or, if after the expiration or termination of this Lease, Landlord will refund such excess amount to Tenant within 30 days and such obligation shall survive termination or expiration of this Lease), and if the Audit reveals that the amount charged by Landlord for Operating Costs, Insurance Costs, and/or Taxes was less than actual Operating Costs, Insurance Costs, and/or Taxes, Tenant will pay such difference within 30 days after the completion of the Audit. Unless the Audit shows that the amount charged by Landlord for Operating Costs, Insurance Costs, and Taxes was greater than 105% of actual Operating Costs, Insurance Costs, and Taxes, Tenant will pay Tenant’s costs associated with an Audit. If an Audit shows that the amount charged by Landlord for Operating Costs, Insurance Costs, and Taxes was greater than 105% of the actual Operating Costs, Insurance Costs, and Taxes, Landlord will reimburse Tenant for the actual and reasonable out-of-pocket costs incurred by Tenant, if any, to conduct the Audit, excluding travel and lodging expenses. No subtenant of the Premises will be permitted to conduct an Audit.

Final Payment. Tenant’s obligation to pay the Additional Rent provided for in this Section 0 which is accrued but not paid for periods prior to the expiration or early termination of the Term will survive such expiration or early termination. Prior to or as soon as practicable after the expiration or early termination of the Term, Landlord may submit an invoice to Tenant stating Landlord’s estimate of the amount by which Operating Costs, Insurance Costs, and/or Taxes through the date of such expiration or early termination will exceed Tenant’s estimated payments of Additional Rent for the calendar year in which such expiration or termination has occurred or will occur. Tenant will pay the amount of any such excess to Landlord within 30 days after the date of Landlord’s invoice. In the event that Tenant is entitled to a refund pursuant to this Section 0, Landlord’s obligation to refund any such amounts will survive termination or expiration of the Term.

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Terms of Payment. All Base Rent, Additional Rent, and other Rent will be paid to Landlord in lawful money of the United States of America, at the address set forth in Section 0 below, without demand, deduction or set off, except as otherwise provided in this Lease. Tenant acknowledges that Landlord may accept payment of Base Rent and/or Additional Rent through a lock-box account at a federally insured financial institution and that use of a lock-box account could mean that checks will be received and processed without actual review by Landlord. Consequently, in accordance with Section 0, acceptance of Rent or of any check with any note or memorandum on such check shall not constitute a waiver of any preceding breach by Tenant; nor shall such action constitute a modification to this Lease, any such modification requiring, in accordance with Section 0, a written instrument signed by both parties to this Lease; nor shall such action be deemed accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any right of Landlord.

Security Deposit. In addition, Tenant agrees to deposit with Landlord on or before the Lease Date the Security Deposit, which sum shall be held by Landlord, without obligation for interest, as security for the performance of Tenant’s covenants and obligations under this Lease, it being expressly understood and agreed that such Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of an Event of Default or other breach by Tenant hereunder. Upon the occurrence of any “Event of Default” (as defined below in this Lease) by Tenant, Landlord may, from time to time, without prejudice to any other remedy provided herein or provided by law, use such fund to the extent necessary to make good any arrears of rent or other payments due Landlord hereunder, and any other damage, injury, expense or liability caused by such Event of Default; and Tenant shall pay to Landlord, within 10 days of demand, as Additional Rent, the amount so applied in order to restore the Security Deposit to its original amount. Although the Security Deposit shall be deemed the property of Landlord, any remaining balance of the Security Deposit shall be returned by Landlord to Tenant within 60 days of the expiration or earlier termination of this Lease, provided that there is no Event of Default or any default by Tenant that, with notice, the passing of time, or both, would constitute an Event of Default, Landlord covenants and agrees to transfer the Security Deposit to any successor-in-interest in and to the Land.

USE.

Permitted Use. The Premises shall be used only for the Permitted Use. Tenant shall have the right to use, at no additional cost, the outside storage area adjacent to the Building for Tenant’s normal, current business operations. Tenant shall, at its own cost and expense, prior to commencing operations within the Premises, obtain and maintain throughout the Term any and all permits and licenses necessary for any such use and shall provide copies of all such licenses and permits to Landlord within 10 days after Landlord’s reasonable request. In the event any such governmental authority requires any construction, interior or exterior improvements in order that Tenant be granted its permit or license, any such improvements will be done at Tenant’s cost, subject to Section 0 below. At all times during the Term, Tenant shall comply with all applicable Laws to the use of the Premises, and shall promptly comply with, and, if directly received by Tenant, shall promptly provide to Landlord copies of, all governmental orders and directives for the correction, prevention and abatement of nuisances in or upon, or connected with, the Premises, all at Tenant’s sole expense. Except as expressly provided in this Lease, Tenant hereby acknowledges that Landlord has not made any representation or warranty to Tenant with regard to the suitability of the Premises for Tenant’s intended use, or the compliance of Tenant’s intended use with any zoning or other land use law, regulations, recorded restrictive covenants or other restrictions which may be applicable to the Premises. Except as expressly provided in this Lease, it is Tenant’s sole responsibility to verify and determine the suitability of the Premises for Tenant’s intended use, occupancy type and applicability of zoning or other land use law, regulation, restrictive covenants or other restrictions prior to lease signing this Lease. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from the Premises, nor take any other action which would constitute a nuisance. Without Landlord’s prior written consent, in Landlord’s sole discretion, Tenant shall not receive, store or otherwise handle any product, material or merchandise which is explosive or highly flammable. Tenant will not permit the Premises to be used for any purpose or in any manner (including without limitation any method of storage) which would render the insurance thereon void, render the insurance risk more hazardous, or cause an increase in any applicable insurance premium.

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Parking. Tenant and its employees, customers and licensees shall have a license, at no additional cost or expense to Tenant, to use up to 104 non-exclusive parking spaces in parking areas located on the Land, subject to any declaration, easement agreement, or similar agreement, as well as such reasonable rules and regulations as Landlord may from time to time prescribe, all of which are subject to the express limitations elsewhere prescribed in this Lease.

TAXES.

Obligation for Payment. Landlord agrees to pay before they become delinquent all taxes, assessments and governmental charges of any kind and nature whatsoever lawfully levied or assessed against the tax parcel on which the Premises is located (hereinafter collectively referred to as “Taxes” or “Tax”). Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share of Taxes in accordance with Section 0. Notwithstanding anything contained herein to the contrary, Taxes will not include (i) any inheritance, estate, succession, transfer, gift, franchise, corporate, income or profit tax or capital levy imposed upon Landlord; (ii) any ad valorem real property taxes and assessments levied upon or with respect to any separately assessed premises; (iii) any estate or death tax imposed on Landlord or with respect to the Premises as a result of the death of Landlord or its partners; (iv) intentionally deleted; (v) any taxes or special assessments attributable to any undeveloped portion to the Land (or any land adjacent to the Land); (vi) intentionally deleted; or (vii) the amount by which any tax or assessment exceeds the amount Landlord would pay if the Building were Landlord’s sole asset and the rents therefrom its sole income. In addition and notwithstanding anything contained herein to the contrary, Taxes will not include fees or other charges levied upon or with respect to the rents and additional charges payable by tenants of the Land and imposed by any city, county, special district or other taxing authority having jurisdiction (“Rent Taxes”) unless such Rent Taxes are assessed, levied or imposed in replacement of, or in lieu of, real property taxes otherwise payable hereunder, in which event Taxes shall include Rent Taxes for all purposes under this Lease.

Other Taxes. If at any time during the Term of this Lease, the present method of taxation shall be changed so that, in lieu of the whole or any part of any taxes, assessments or governmental charges levied, assessed or imposed on real estate and the improvements thereon, there shall be levied, assessed or imposed on Landlord a capital levy or other tax directly on the rents received therefrom and/or a franchise tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents for the present Building or any future building or buildings on the Land, then all such taxes, assessments, levies or charges, or the part thereof so measured or based, shall be deemed to be included within the term “Taxes” for the purposes hereof.

Tax Protests. Landlord shall have the right, in its sole discretion, to employ a tax consulting firm to attempt to assure a fair tax burden on the tax parcel on which the Building is located within the applicable taxing jurisdiction. Landlord shall use reasonable efforts to obtain such service on a contingency fee basis where the cost of such service is less than or equal to the amount of tax savings realized. Tenant shall pay to Landlord upon demand from time to time, as Additional Rent, Tenant’s Share of the cost of such service, together with interest thereon at the Default Rate from the date that is 30 days after such demand, until fully paid.

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LANDLORD’S REPAIRS AND OBLIGATIONS.

Landlord’s Repairs and Obligations; Notice of Defect. Landlord shall (i) maintain only the roof, roof membrane, foundation, and the structural soundness of the exterior walls of the Building in good repair, in compliance with Laws and in a manner commensurate with the standards of Comparable Buildings, reasonable wear and tear excepted, subject to the terms of this Section 0; (ii) operate and maintain the exterior of the Building, including exterior doors and windows, in good repair, in compliance with Laws and in a manner commensurate with the standards of Comparable Buildings; (iii) regularly perform the mowing of any grass, trimming, weed removal, general landscape maintenance, common sewage line plumbing, common exterior lighting, common dumpster removal (if applicable) and other exterior maintenance obligations of the Building, including, but not limited to, painting, the maintenance, repair and replacement of the downspouts, gutters, parking areas, driveways, and alleys in a clean and sanitary condition, and otherwise in good repair, in compliance with Laws and in a manner commensurate with the standards of Comparable Buildings; and (iv) service, maintain and replace all heating and air conditioning equipment within and/or serving the Premises (the “HVAC Systems”) (collectively, “Landlord’s Maintenance”). If Tenant fails to comply with the terms of Section 0 below following applicable notice and cure or requests Landlord to perform the same, then Landlord may perform such obligations and Tenant will pay as Rent to Landlord the cost of such performance, including an amount sufficient to reimburse Landlord for overhead and supervision, within 30 days after the date of Landlord’s invoice. Notwithstanding anything contained herein to the contrary, Tenant shall repair and pay for any damage caused by any act or omission of Tenant, or Tenant’s employees, agents, invitees or licensees or caused by Tenant’s breach of the provisions of this Lease, all subject to Section 0. Tenant shall immediately give Landlord written notice of defect or need for repairs, after which, to the extent Landlord is obligated hereunder to remedy such defect or make such repair, Landlord shall have reasonable opportunity to repair same or cure such defect, which repair or cure shall occur within 30 days. “Comparable Buildings” means commercial buildings located in the immediate vicinity of the Building that are the same or substantially the same class, type, age and quality. “Institutional Owner Practices” means sound accounting and property management principles consistently applied which are consistent with the practices of the majority of the owners of similarly situated buildings located in Englewood, Colorado, that are Comparable Buildings. Landlord’s liability with respect to any defects, repairs or maintenance for which Landlord is responsible under any of the provisions of this Lease shall be limited to the cost of such repairs or maintenance or the curing of such defect.

Tenant’s Payment. Tenant shall pay Landlord, as Additional Rent, Tenant’s Share of the expenses, costs, charges, fees and amounts of every kind and nature (other than Insurance Costs and Taxes) relating to the ownership, management, repair, maintenance, replacement, and operation of the Premises, the Building, and the Land, including, without limitation, Landlord’s Maintenance, reasonable overhead, management and other related fees not to exceed 5% of gross revenues of the Building (the “Management Fee”) (collectively, “Operating Costs”) in accordance with Section 0. Notwithstanding to foregoing or anything contained in this Lease to the contrary, Tenant shall not be required to make or pay for (i) replacements of the roof, roof membrane, foundation, or the exterior walls of the Building; (ii) repairs, modifications, or replacements required due to the gross negligence or intentional misconduct of Landlord or Landlord’s employees, agents, invitees, or licensees; (iii) except for “Permitted Capital Improvements” (as defined below), capital improvements, depreciation, other “non-cash” expense items or amortization of capital improvements; (iv) costs for reserves; (v) costs incurred by Landlord in connection with the original design and construction of the Building or in connection with correcting any defects in the initial construction of the Building, the common areas and/or the Land, and costs that were actually paid by Landlord’s warranty; (vi) the costs of contract services provided by Landlord or its subsidiaries or affiliates, together with overhead or profits paid to subsidiaries or affiliates of Landlord, or to any party as a result of a non-competitive selection process, for management or other services to the Building and/or Land, or for supplies or other materials, to the extent that the costs of such services, supplies, or materials exceed the costs that would have been paid had the services, supplies or materials been provided by parties unaffiliated with the Landlord on a competitive basis and are consistent with those incurred by Comparable Buildings; (vii) except for the Management Fee, wages, salaries and other compensation paid to any executive employee of Landlord and/or Landlord’s property manager (“Property Manager”) (and/or executive employee of any agents of Landlord engaged in management of the Building or Land) above the grade of Building manager; (viii) any cost or expense related to removal, cleaning, abatement or remediation of “Hazardous Materials” (as defined in Section 0), provided that Tenant will be responsible for Hazardous Materials as set forth in Section 0; (ix) any fines, costs, penalties or interest resulting from Landlord’s failure to make payments in a timely manner or to comply with Laws; (x) depreciation, interest and principal payments on mortgages and other debt, if any, and amounts paid as ground rental or other rental for the Building by Landlord; or (xi) legal fees, except to the extent such legal fees are incurred for the purposes of reducing Operating Costs or Taxes. Operating Costs may include the costs of capital repairs and replacements to the Building and the common areas (collectively, the “Permitted Capital Improvements”): (A) that are intended to reduce (or avoid increases in) Operating Costs, (B) that are required under applicable Laws or by a governmental authority subsequent to the Possession Date, or (C) that replace the HVAC Systems. Expenditures for Permitted Capital Improvements shall be amortized on a straight-line basis, together with interest thereon, over the useful life of such Permitted Capital Improvements (as determined by Landlord’s accountants in accordance with GAAP) and Tenant shall only be responsible for payment as Operating Costs of such Permitted Capital Improvements which are amortized during the Term.

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Self-Help. If Landlord shall fail to perform any of Landlord’s Maintenance obligations that materially and adversely affects Tenant’s ability to use a “Substantial Portion” (as defined below) of the Premises for the Permitted Use within 30 days after notice from Tenant, Tenant may give Landlord another written notice specifying such failure and containing the following phrase on the first page of such notice in all capital letters and bold face 12-point type (or such notice will not be deemed validly given): “LANDLORD’S FAILURE TO COMMENCE LANDLORD’S MAINTENANCE OBLIGATIONS DESCRIBED IN THIS NOTICE WITHIN TEN (10) DAYS WILL ENTITLE TENANT TO PERFORM SUCH OBLIGATIONS AT LANDLORD’S EXPENSE WITHOUT FURTHER NOTICE.” If Landlord does not so perform such obligations in 10 days after receipt of such notice, then Tenant shall have the right to perform such obligation at the sole cost of Landlord, so long as Tenant uses a qualified, licensed and bondable contractor. Landlord shall repay to Tenant the amount expended therefor, within 10 days after receiving Tenant’s paid receipt for such repair. In the event Landlord fails to repay such amount to Tenant as provided above, then, as Tenant’s sole remedy, Tenant shall have the right to offset any such amounts owed to Tenant by Landlord, plus accrued interest thereon at the Default Rate, against Base Rent and Additional Rent payments due Landlord until such time as the full amount of money expended by Tenant has been recouped. “Substantial Portion” shall mean (1) any portion of the Premises consisting of 5,000 or more contiguous square feet, (2) complete lack of access to the Premises; (3) complete lack of access to the parking areas located on the Land. Tenant’s self-help remedy set forth herein will not apply in case of damage to or destruction of the Premises. Tenant’s self-help right set forth herein will not apply in case of damage or destruction of the Premises or the direct result of the Alterations by Tenant or the negligence or willful misconduct of Tenant.

TENANT’S REPAIRS AND OBLIGATIONS.

Tenant’s Obligations. Tenant shall, at its own cost and expense, keep and maintain all parts of the Premises (except those for which Landlord is expressly responsible under the terms of this Lease) in good condition, ordinary wear and tear, Landlord’s repair obligations, casualty and condemnation excepted, promptly making all repairs, repainting, and replacements, including but not limited to, windows, glass and plate glass, doors, any office entries, interior walls and finish work, floors and floor covering, all building systems other than the HVAC Systems, electrical systems, dock levelers, truck doors, dock bumpers, plumbing work and fixtures, termites and pest extermination inside the Premises, and regular removal of trash and debris. Tenant shall not be obligated to repair any damage caused by fire, tornado or other casualty covered by the insurance to be maintained by Landlord pursuant to Section 0 below, except that Tenant shall be obligated to repair all wind damage to glass in and about the Premises.

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ALTERATIONS.

Except as provided below, Tenant shall not make any alterations, additions or improvements to the Premises (including, but not limited to, roof and wall penetrations) (collectively, the “Alterations”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. In the event Landlord consents to the making of any such Alterations, the same shall be made by Tenant, at Tenant’s sole cost and expense, in accordance with all applicable Laws, and all requirements of Landlord’s and Tenant’s insurance policies and only in accordance with plans and specifications approved by Landlord (if applicable hereunder); and any contractor or person selected by Tenant to make the same and all subcontractors must be licensed and reputable in the vicinity of the Land. In no event shall Tenant’s Alterations affect the structural, electrical or mechanical systems of the Premises or the Building or affect the exterior of the Premises or the Building. If Tenant fails to obtain Landlord’s consent prior to making any Alterations, if and to the extent applicable hereunder, Landlord shall have the right to reverse the applicable Tenant’s Alterations and restore the Premises to its condition existing immediately prior to such Alterations. Any and all of Landlord’s costs with respect to such improper Alterations and Landlord’s actions to restore the Premises as a result, including management fees, shall be charged to Tenant as Additional Rent. Tenant may, without the consent of Landlord, but at its own cost and expense, in a good workmanlike manner and subject to the other requirements of this Section 0 (as applicable), erect such shelves, bins, machinery, racking systems, and trade fixtures within the Premises as it may deem advisable, without altering the basic character of the Building or other improvements located on the Land and without overloading or damaging the Building or other improvements located on the Land, and in each case complying with all applicable Laws and other requirements. All Alterations erected by Tenant shall be and remain the property of Tenant during the Term of this Lease and Tenant shall, unless Landlord otherwise elects as hereinafter provided, leave all Alterations in the Premises and such Alterations shall become the property of Landlord as of the Expiration Date or upon earlier vacating of the Premises and shall be surrendered to Landlord with the Premises. Notwithstanding the foregoing, if Tenant elects to make any non-industrial Alterations to the Premises, Landlord may notify Tenant, at the time of Landlord’s approval of such Alterations, that Tenant will be required to remove such Alterations and restore the Premises to its prior condition by the Expiration Date or upon earlier vacating of the Premises. Notwithstanding the foregoing sentence, all shelves, bins, machinery and trade fixtures installed by Tenant may be removed by Tenant prior to the termination of this Lease if Tenant so elects, and shall be removed by the Expiration Date or upon earlier vacating of the Premises if required by Landlord. Upon any such removal Tenant shall restore the Premises and the Building (if applicable) to their condition as of the Commencement Date, ordinary wear and tear, Landlord’s repair obligations, casualty and condemnation, and surrendered Alterations excepted. All such removals and restoration shall be accomplished in a good workmanlike manner so as not to damage the primary structure or structural qualities of the Building and other improvements situated on the Land. The provisions of this Section 0 shall survive the expiration or earlier termination of this Lease. Notwithstanding anything contained herein to the contrary, Tenant may perform interior, non-structural Alterations in the Premises that do not affect the central systems (e.g., mechanical, electrical, or plumbing systems) of the Building, roof, or exterior walls, do not require construction permits, and do not, in any one calendar year, exceed an aggregate cost of $150,000.00 without Landlord’s consent, subject, however, to other applicable provisions of this Section 0.

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SIGNAGE.

Subject to the terms of this Section 0, Tenant may, at its sole cost and expense, install signage on the exterior of the Premises (the “Signage”). The design, location, size, appearance, and method of attachment of the Signage must be reasonably approved in writing by Landlord prior to installation and will be in accordance with Laws. The Signage must comply with any applicable Laws. Tenant, at its sole cost and expense, will obtain all necessary permits with respect to the Signage. Such installations and removals shall be made in such a manner as to avoid damage or defacement of the Building and other improvements on the Land. Tenant will maintain the Signage in good and operating condition. If the Signage is damaged or inoperative, Tenant will commence repair of the Signage as soon as practicable, but in no event later than 24 hours (exclusive of Saturdays and Sundays) after receipt of notice from Landlord, and thereafter, Tenant will diligently pursue completion of such repair. Upon vacation of the Premises, or the removal or alteration of the Signage for any reason, Tenant will be responsible for the repair, maintenance and/or replacement of the Building fascia surface where the Signage was attached, if applicable, ordinary wear and tear, Landlord’s repair obligations, casualty and condemnation excepted. Landlord, at Landlord’s option and after reasonable notice and opportunity to cure, may perform any of Tenant’s obligations to install, repair, maintain and/or replace the Signage and the Building fascia surface where the Signage is attached, if applicable, and Landlord will be entitled to reimbursement from Tenant for the costs and expenses related thereto. Except as set forth above, Tenant will not, without Landlord’s prior written consent, (a) make any changes to or paint the exterior of the Building, (b) install any exterior lighting, decorations, banners or temporary or portable signs, or (c) affix signs, advertisements, banners or other materials to the inside or outside of windows or to any doors, columns, or walls. The provisions of this Section 0 shall survive the expiration or earlier termination of this Lease.

INSPECTION AND RIGHT OF ENTRY.

Upon 24 hours’ advance notice (except in the event of an emergency, in which case only reasonable notice under the circumstances shall be required), Landlord and Landlord’s agents and representatives shall have the right to enter the Premises to inspect the Premises at any reasonable time during business hours, for the purpose of ascertaining the condition of the Premises or in order to make such repairs as may be required or permitted to be made by Landlord under the terms of this Lease. Upon 24 hours’ advance notice and during the period that is nine months prior to the end of the Term hereof, Landlord and Landlord’s agents and representatives shall have the right to enter the Premises at any reasonable time during business hours for the purpose of showing the Premises and shall have the right to erect on the Premises and/or the Building a suitable sign indicating the Premises are available.

UTILITIES.

Except to the extent the same are part of Operating Costs or part of Landlord’s Maintenance, Tenant shall obtain and pay for all water, gas, heat, light, power, telephone, sewer, sprinkler, and HVAC charges and other utilities and services used on or from the Premises (collectively, “Utility Services”), together with any taxes, penalties, surcharges or the like pertaining thereto, and any maintenance charges for such utilities, and shall furnish all electric light bulbs and tubes. In no event shall Landlord be liable or responsible for any loss, damage, or expense that Tenant may sustain or incur, or be in default hereunder as a result of, any change, failure, interference, disruption or defect in the supply or character of the Utility Services furnished to the Premises, or if the quantity or character of the Utility Services supplied by a utility service provider is no longer available or suitable for Tenant’s requirements, and no such change, failure, defect, unavailability or unsustainability shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rent, or relieve Tenant from any of its obligations under the Lease. Notwithstanding anything contained in this Lease to the contrary, if, due to reasons within Landlord’s control, any of the Utility Services should become unavailable and should remain unavailable for a period of four  days after notice of such unavailability from Tenant to Landlord, and if such unavailability should render a Substantial Portion of the Premises untenantable, and Tenant does not occupy the Premises, then commencing upon the expiration of such four-day period, Tenant’s Rent will abate so long as such services remain unavailable for such reasons. Without limiting those reasons for an irregularity or stoppage of Utility Services that may be beyond Landlord’s control, any such irregularity or stoppage that is required in order to comply with any laws or that is required or recommended by governmental agencies for health or safety reasons will be deemed caused by a reason beyond Landlord’s control. Tenant’s abatement right set forth herein will not apply in case of damage to or destruction of the Premises or the direct result of any Alterations by Tenant or the negligence or willful misconduct of Tenant.

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ASSIGNMENT AND SUBLETTING.

General Prohibition; Transfer Notice. Except as provided herein, Tenant shall not, without the prior written consent of Landlord, which consent will not be unreasonably withheld, conditioned, or delayed: (i) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law; (ii) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current control of Tenant; (iii) sublet any portion of the Premises; (iv) grant any license, concession, or other right of occupancy of any portion of the Premises; or (v) permit the use of the Premises by any parties other than Tenant (any of the events listed in (i) through (v) of this Section 0 being a “Transfer”). Notwithstanding anything contained herein to the contrary, any assignment or sublease to an entity which controls, is controlled by, or is under common control with Tenant, or which is the result of a merger or consolidation with Tenant, or which acquires all or substantially all of Tenant’s assets and has a tangible net worth equal to or greater than that of Tenant as of the Lease Date shall not require the consent of Landlord (a “Permitted Transfer”), provided, however, that the Permitted Use of the Premises shall not change. Notwithstanding the foregoing, Tenant shall notify Landlord of such assignment or sublease in writing and deliver to Landlord any documents or information reasonably required by Landlord regarding such assignment or sublease, and further provided that such an assignment or sublease is not an effort by Tenant to avoid any of its obligations under this Lease, including, without limitation, the obligations under this Section 0. For purposes of the preceding sentence, in order for an entity to control another, the controlling entity must have voting control of and own greater than 50% of every class of voting stock and/or other voting equity interest of the entity, when the controlled entity is a corporation; the controlling entity must be the owner of greater than 50% of the partnership or limited liability company interests in the assets, liabilities, income, loss and distributions of the controlled entity, when the controlled entity is a partnership or limited liability company; or the controlling entity must be the sole beneficiary of the controlled entity, when the controlled entity is a trust.

Notice of Proposed Transfer. Except for a Permitted Transfer, Tenant shall, by written notice (a “Transfer Notice”), advise Landlord of its desire from and after a stated date (which shall not be less than 30 days nor more than 90 days after the date of Tenant’s Transfer Notice) to sublet the Premises or any portion thereof for any part of the term thereof. A Transfer Notice shall state the name and address of the proposed transferee, and Tenant shall deliver to Landlord a true and complete copy of the proposed sublease or other Transfer documentation with said Transfer Notice. Landlord will not unreasonably withhold its consent to the Transfer specified in said Transfer Notice. Concurrently with Tenant’s Transfer Notice of any request for consent to an assignment or sublease of the Premises, Tenant shall pay to Landlord a fee of $1,500 to defray Landlord’s expenses in reviewing such request, and Tenant shall also reimburse Landlord immediately upon request for its reasonable attorneys’ fees incurred in connection with considering any request for consent to a Transfer.

Effect of Transfer. No Transfer hereunder by Tenant shall result in Tenant being released or discharged from any liability under this Lease and any guaranty shall be unaffected by any such sublease or assignment and shall remain in full force and effect for all purposes. As a condition to Landlord’s prior written consent as provided for in Section 0 above, the subtenant or subtenants shall agree in writing to comply with and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease, and Tenant shall deliver to Landlord promptly after execution, an executed copy of each sublease and an agreement of said compliance by each sublessee. The term of any such proposed assignment or sublease shall not extend beyond the Term.

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No Implied Consent. Landlord’s consent to any sale, assignment, encumbrance, subletting, occupation, lien or other Transfer shall not release Tenant from any of Tenant’s obligations hereunder or be deemed to be a consent to any subsequent occurrence. Any sale, assignment, encumbrance, subletting, occupation, lien or other Transfer of this Lease which does not comply with the provision of this Section 0 shall be null and void, and, at Landlord’s option, shall be an Event of Default under this Lease.

Excess Rent. Tenant shall pay to Landlord, immediately upon receipt thereof, 50% of any Rent in excess of the Rent hereunder after deducting all costs and expenses associated with any subletting or assignment.

Advertising. Tenant shall be bound by the confidentiality provisions set forth in Section 0 below with respect to any advertisement or solicitation, in any print, radio, electronic or other visual medium, for the subletting of the Premises or the assignment of the Lease.

PROPERTY INSURANCE; FIRE AND CASUALTY DAMAGE

Property Insurance. Landlord agrees to maintain the insurance set forth in Paragraph          of Exhibit D attached to this Lease and incorporated herein by this reference. Subject to the provisions of Sections 0, 0 and 0 below, such insurance shall be for the sole benefit of Landlord and under its sole control. Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share of the insurance maintained by Landlord pursuant to this Section 0 (“Insurance Costs”) in accordance with Section 0.

Premium Increase. If any increase in the fire and extended coverage insurance premiums paid by Landlord is caused by Tenant’s particular use and occupancy of the Premises (as opposed to the general use described in the Permitted Use), or if Tenant vacates the Premises and causes an increase in such premiums, then Tenant shall pay as Additional Rent the amount of such increase to Landlord.

Notice of Damage. If the Building or other improvements utilized by Tenant situated upon the Land should be damaged or destroyed by fire, tornado or other casualty, Tenant shall give notice thereof to Landlord.

Major Damage. If the Premises should be totally destroyed by fire, tornado or other casualty, or if they should be so damaged thereby that rebuilding or repairs cannot in Landlord’s estimation be completed within 270 days after the date upon which Landlord is notified by Tenant of such damage or if such casualty is not covered by the insurance required to be maintained by Landlord hereunder, either Landlord or Tenant may terminate this Lease by providing prior written notice to the other party, delivered 15 days after delivery of “Landlord’s Repair Notice” (as defined below), and Rent shall be abated during the unexpired portion of this Lease, effective upon the date of the occurrence of such damage; provided, however, that Tenant’s right of termination may not be exercised until it has received written notice from Landlord that the circumstances permitting termination pursuant to this Section 0 have occurred, which notice, Landlord shall deliver within 45 days after Landlord’s notification of such casualty (“Landlord’s Repair Notice”).

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Minor Damage. If the Premises and/or the Building should be damaged by any peril covered by the insurance to be provided by Landlord under Section 0 above, but only to such extent that rebuilding or repairs can in Landlord’s estimation be completed within 270 days after the date upon which Landlord is notified by Tenant of such damage (as set forth in Landlord’s Repair Notice), this Lease shall not terminate, and Landlord shall at its sole cost and expense thereupon proceed with reasonable diligence to rebuild and repair the Premises or the Building at Landlord’s cost to substantially the condition in which they existed prior to such damage, except that Landlord shall not be required to rebuild, repair or replace any part of the partitions, fixtures, additions and other improvements which may have been placed in, on or about the Premises by Tenant and except that Landlord may elect not to rebuild if such damage occurs during the last year of the Term exclusive of any option which is unexercised at the time of such damage. Tenant shall be obligated to repair, restore and replace any and all damaged property that is required to be insured by Tenant under this Section 0 below. If the Premises are untenantable in whole or in part following such damage, Rent payable hereunder during the period in which they are untenantable shall be reduced in proportion to the percentage of square footage of the Premises which is untenantable.

Mortgagee’s Rights. Notwithstanding anything herein to the contrary, in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises requires that the insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within 15 days after such requirement is made by any such holder, whereupon all rights and obligations hereunder shall cease and terminate as of the date of such notice.

Release and Waiver of Subrogation. Each of Landlord and Tenant hereby waives and releases the other from any loss or damage to property caused by fire or any other perils to the extent of the greater amount of insurance required under this Lease or the amount of insurance actually carried insured in policies of insurance covering such property, even if such loss or damage shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible but not if the loss or damage is a result of the intentional misconduct or gross negligence of the other party or anyone for whom such party may be responsible; provided, however, that this waiver and release shall be applicable and in force and effect only with respect to loss or damage occurring during such times as the releasor’s policies shall contain a clause or endorsement to the effect that any such waiver and release shall not adversely affect or impair said policies or prejudice the right of the releasor to recover thereunder and then only to the extent of the insurance proceeds payable under such policies. Each of Landlord and Tenant agrees that it will require its insurance carriers to include in its policies such a clause or endorsement.

LIABILITY AND INSURANCE

Certain Waivers. Subject to Section 0 and except to the extent of the gross negligence or willful misconduct of Landlord or any party acting by, through or under Landlord, Landlord shall not be liable to Tenant and Tenant hereby waives all claims against Landlord and any of its partners for any injury or damage to any person or property in or about the Premises by or from any cause whatsoever, and, without limiting the generality of the foregoing, whether caused by water leakage of any character from the roof, walls, basement, or other portion of the Premises, the Building, or caused by gas, fire, Force Majeure, discharge of sprinklers, excessive heat or cold, sewage, odors, noise, bursting or leakage of pipes or plumbing fixtures, or explosion of the Building. Tenant will hold Landlord harmless from damages due to the interruption of Tenant’s business caused by any damage whatsoever.

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Tenant Indemnity; Tenant’s Risk. Subject to Section 0 above and except to the extent of the gross negligence or willful misconduct of Landlord or any party acting by, through, or under Landlord, Tenant shall indemnify, defend, and hold the Landlord Indemnitees harmless from and against any and all claims or liability from any injury or damage to any person or property whatsoever: (i) occurring in, on, or about the Premises or any part thereof, (ii) occurring in, on, or about the common areas of the Building or the Land when such injury or damage shall be caused in part or in whole by the gross negligence or intentional misconduct act of Tenant, its agents, servants, employees, or any other person entering the Premises with express or implied invitation of Tenant, (iii) caused by Tenant’s racking system, inventory, forklifts or equipment, or (v) arising from any breach or Event of Default on the part of Tenant pursuant to the terms of this Lease. All property in the Building or Premises belonging to Tenant, its agents, employees or invitees shall be there at the risk of Tenant, unless such loss or damage is due to Landlord’s gross negligence or willful acts in which case Landlord shall indemnify and hold Tenant harmless from and defend Tenant against any and all claims or liability from such loss or damage. Tenant agrees to indemnify and save harmless the Landlord Indemnitees against claims for damage to, theft, misappropriation, or loss of said property. Furthermore, in case any action or proceeding be brought against any Landlord Indemnitees by reason of any claims or liability, Tenant agrees to defend such action or proceeding at Tenant’s sole expense by counsel reasonably satisfactory to Landlord. The provisions of this Section 0 shall survive the expiration or earlier termination of this Lease with respect to any claims or liability arising from anything occurring prior to such expiration or earlier termination.

Tenant’s Insurance. Tenant will comply with the requirements set forth in Paragraph          of Exhibit D attached to this Lease and incorporated herein by this reference, including, without limitation, purchasing, at Tenant’s own expense, and keeping in force during the Term of this Lease, all of the insurance described in such section; provided, however, that the purchase of such insurance shall not release Tenant of any legal obligations contained within this Lease.

Landlord Indemnity. Subject to Section 0 and except to the extent of the gross negligence or willful misconduct of Tenant or any party acting by, through, or under Tenant or as otherwise set forth in Section 0 above, Landlord shall indemnify, defend, and hold Tenant and its agents and representatives, and any subsidiary or affiliate of the foregoing, and their respective officers, directors, shareholders, partners, employees, managers, contractors, attorneys and agents from and against any and all claims or liability from any injury or damage to any person or property whatsoever to the extent: (i) occurring in, on, or about the common areas of the Building or the Land (except as otherwise provided in Section 0 above), (ii) arising from any breach on the part of Landlord pursuant to the terms of this Lease, or (iii) occurring in, on, or about the Premises when such injury or damage shall be caused by the gross negligence or willful misconduct of Landlord, its contractors, agents, servants, or employees.

CONDEMNATION AND EMINENT DOMAIN

Termination. If the whole or any substantial part of the Premises should be taken for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof (as applicable, a “Taking”), and the Taking would prevent or unreasonably and adversely interfere with the use of the Premises for the purpose for which they are being used, then either party hereto shall have the right to terminate this Lease upon prior written notice to the other party, effective on the date physical possession is taken by the condemning authority or private purchaser.

Partial Taking. If part of the Premises shall be the subject of a Taking, and this Lease is not terminated as provided in Section 0 above, this Lease shall not terminate but Rent payable hereunder during the unexpired portion of this Lease shall be reduced in proportion to the percentage of the Premises condemned and the reduction shall be effective on the date physical possession is taken by the condemning authority or private purchaser.

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Awards. All compensation awarded for any Taking (or the proceeds of private sale in lieu thereof) of the Premises, Building, or other improvements on the Land or any part thereof, shall be the property of Landlord, and Tenant hereby assigns its interest in any such award to Landlord; provided, however, Tenant shall have a right to such portion of the award for loss of tenant business, moving and relocation expenses, or for the taking of Tenant’s fixtures and improvements.

Evidence of Termination. Any election to terminate this Lease following a Taking shall be evidenced only by written notice of termination delivered to the other party not later than 15 days after the date on which physical possession is taken by the condemning authority or private purchaser and shall be deemed effective as of the date of said taking.

END OF TERM.

Surrender. Upon the expiration or earlier termination of the Term, Tenant will immediately vacate and surrender possession of the Premises in good order, repair and condition, ordinary wear and tear, Landlord’s repair obligations, casualty and condemnation excepted. Upon the expiration or other termination of the Term, or termination of Tenant’s right to possession of the Premises, Tenant agrees to remove (a) any Tenant Alterations to the extent required under Section 0 and (b) all of Tenant’s trade fixtures, office furniture, office equipment and other personal property. The Leasehold Improvements and any cabling will remain at the Premises and become the property of Landlord. In the event that Tenant fails to perform any obligations hereunder, Landlord may at its option make such repairs or perform such obligations without any liability to Tenant (including, but not limited to, any consequential loss or damage suffered by Tenant as a result of such performance). Tenant shall be liable to Landlord for the cost of such repairs. Any Security Deposit held by Landlord shall be credited against the amount payable by Tenant under this Lease. Tenant shall pay to Landlord, upon demand, the total amount of all such costs in excess of any Security Deposit held by Landlord plus interest thereon at the Default Rate, such interest to accrue continuously from the date of payment by Landlord until repayment by Tenant. Notwithstanding anything herein to the contrary, the provisions of this Section 0 shall expressly survive the expiration or termination of this Lease.

Holdover. Tenant understands that it does not have the right to hold over at any time. Tenant will, on or before the Expiration Date or earlier termination of this Lease, yield up immediate possession to Landlord with all repairs and maintenance required herein to be performed by Tenant completed. Notwithstanding the foregoing, Tenant shall have the right to hold over for a period of 90 days after the Expiration Date, and all of the other terms and provisions of this Lease shall be applicable during that period, except that Tenant shall pay, in addition to all Additional Rent, Base Rent in an amount equal to 125% of the Base Rent in effect on the Expiration Date. After such initial 90-day holdover period, unless the parties hereto otherwise agree in writing on the terms of such holding over, the holdover tenancy shall be subject to termination by Landlord at any time upon not less than five days advance written notice, or by Tenant at any time upon not less than 30 days advance written notice, and all of the other terms and provisions of this Lease shall be applicable during that period, except that Tenant shall pay Landlord from time to time, upon demand, as Base Rent for the period of any holdover, in addition to all Additional Rent for such period which would otherwise be required to be paid by Tenant during the Term hereof, an amount equal to 150% of the Base Rent in effect on the Expiration Date or the date or earlier termination of the Lease. Tenant shall pay all amounts due under this Section 0 to Landlord, upon demand, together with interest thereon at the Default Rate from the date of such demand until fully paid. Notwithstanding anything herein to the contrary, no holdover by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease. The preceding provisions of this Section 0 shall not be construed as consent for Tenant to hold over, and Landlord may exercise any and all remedies at law or in equity to recover possession of the Premises, as well as any damages incurred by Landlord due to Tenant’s failure to vacate and deliver possession of the Premises to Landlord as provided herein.

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QUIET ENJOYMENT.

Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, while paying the Rent herein set forth and performing its other covenants and agreements herein set forth, shall peaceably and quietly have, hold and enjoy the Premises for the Term hereof without hindrance or molestation from Landlord or any party acting by, through, or under Landlord, subject to the terms and provisions of this Lease. Landlord shall not be liable for any interference or disturbance by third parties (not including Landlord’s contractors, agents, servants, or employees), nor shall Tenant be released from any of the obligations of this Lease because of such interference or disturbance.

EVENTS OF DEFAULT.

The following events shall be deemed to be “Events of Default” by Tenant under this Lease:

Failure to Pay Rent. Tenant fails to pay all or any portion of Base Rent, Additional Rent, or any other Rent payable by Tenant under the terms of this Lease when due, and such failure continues for a period of five days after written notice from Landlord to Tenant of such failure; provided that Tenant will be entitled to only two notices of such failure during any calendar year and if, after two such notices are given in any calendar year, Tenant fails, during such calendar year, to pay any such amounts when due, such failure will constitute an Event of Default without further notice by Landlord or additional cure period; or

Abandonment. Tenant shall vacate all or a substantial portion of the Premises without paying Rent; or

Generally. Tenant breaches or fails to comply with any provision of this Lease applicable to Tenant (other than those described in this Section 0), and such breach or noncompliance continues for a period of 30 days after written notice by Landlord to Tenant; or if such breach or noncompliance cannot be reasonably cured within such 30-day period, Tenant does not in good faith commence to cure such breach or noncompliance within such 30-day period and diligently pursues completion of the same (but in no event longer than 90 days); or

Execution. The leasehold interest of Tenant shall be levied upon under execution or be attached by process of law or Tenant shall fail to contest diligently the validity of any lien or claimed lien and give sufficient security to Landlord to insure payment thereof or shall fail to satisfy any judgment rendered thereon and have the same released, and such failure shall continue for 20 days after Tenant’s knowledge of such proceeding; or

Insolvency. Tenant shall become bankrupt or insolvent, or file any debtor proceedings, or voluntarily file pursuant to any statute a petition in bankruptcy or insolvency or for reorganization, or file a petition for the appointment of a receiver or trustee for all or substantially all of Tenant’s assets and such petition or appointment shall not have been set aside within 60 days from the date of such petition or appointment, or in the event Tenant makes an assignment for the benefit of creditors, or petitions for or enters into an arrangement; or

Insurance. Tenant shall fail to maintain any insurance required herein.

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REMEDIES.

Generally. Upon each occurrence of any Event of Default, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand: (i) terminate this Lease; and/or (ii) enter upon and take possession of the Premises with or without terminating this Lease; and/or (iii) pursue, at Landlord’s option, one or more remedies pursuant to this Lease, Tenant hereby specifically waiving any state or federal Laws to the contrary; and in any such event Tenant immediately shall surrender its Premises to Landlord, and if Tenant fails to do so, Landlord, without waiving any other remedy it may have, may enter upon and take possession of the Premises or any part thereof by force if necessary, without being liable for prosecution or any claim of damages therefor.

Late Charges and Interest. In the event Tenant fails to pay any installment of Rent or other sum due hereunder as and when such amount is due, to help defray the additional cost to Landlord for processing such late payments, Tenant shall pay to Landlord, on demand, as Additional Rent, a late charge in an amount equal to 5% of such installment, together with interest thereon at the Default Rate from the date of such demand, until fully paid. The failure to pay such late charge, and the applicable interest thereon, within five days after demand therefor shall be an Event of Default. In addition, all Rent payable by Tenant under this Lease which is not paid within five days after such amount is due shall bear interest at the Default Rate from the first day after such amount is due until such amount is fully paid. The provision for late charges and interest under this Section 0 shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. Notwithstanding anything contained herein to the contrary, Tenant shall not be obligated to pay any late charge or any interest hereunder until Landlord has given Tenant five days’ written notice of the delinquent payment (which may be given at any time during the delinquency); provided, however, that such written notice shall not be required more than two times in any 12-month period.

No Deemed Surrender; Landlord’s Rights. Exercise by Landlord of any one or more remedies hereunder granted or otherwise shall not be deemed to be an acceptance of surrender of the Premises by Tenant, whether by agreement or by operation of law, it being understood that such surrender can be effected only by the written agreement of Landlord and Tenant. No such alteration of locks or other security devices and no removal or other exercise of dominion by Landlord over the property of Tenant or others at the Premises shall be deemed unauthorized or constitute a conversion, Tenant hereby consenting, after any Event of Default to the aforesaid exercise of dominion over Tenant’s property within the Premises. All claims for damages by reason of such re-entry and/or repossession and/or alteration of locks or other security devices are hereby waived, as are all claims for damages by reason of any distress warrant, forcible detainer proceedings, sequestration proceedings or other legal process. Tenant agrees that any re-entry by Landlord may be pursuant to judgment obtained in eviction proceedings or other legal proceedings or without the necessity for any legal proceedings, as Landlord may elect, and Landlord shall not be liable for trespass or otherwise.

Ongoing Liability. In the event Landlord elects to terminate this Lease by reason of an Event of Default, then notwithstanding such termination, Tenant shall be liable for and shall pay to Landlord, at the address specified for notice to Landlord herein, the sum of all Rent and other indebtedness accrued to the date of such termination, plus, as damages, an amount equal to the present value (determined using a discount rate equal to the discount rate of the branch of the Federal Reserve Bank closest to the Premises in effect as of the date of the default, plus 4%) of the total Rent which would have accrued to Landlord under this Lease for the remainder of the Term of this Lease (or such portion of the Term in which Landlord elects to recover this damage measure), if the terms of this Lease had been fully complied with by Tenant, but in no event will such damages exceed the amount permitted under applicable Laws.

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Possession without Termination. In the event that Landlord elects to repossess the Premises without terminating this Lease, then Tenant, at Landlord’s option, shall be liable for and shall pay to Landlord, at the address specified for notice to Landlord herein, all Rent and other indebtedness accrued to the date of such repossession, plus Rent required to be paid by Tenant to Landlord during the remainder of the Term until the Expiration Date diminished by any net amounts of Rent thereafter received by Landlord through reletting the Premises during said period (after deducting expenses incurred by Landlord as provided in Section 0 below). In no event shall Tenant be entitled to any excess of any rent obtained by letting over and above Base Rent herein reserved. Actions to collect amounts due by Tenant to Landlord under this Section 0 may be brought from time to time, on one or more occasions, without the necessity of Landlord’s waiting until Expiration Date.

Landlord’s Costs. In case of any Event of Default, Tenant shall also be liable for and shall pay to Landlord, at the address specified for notice to Landlord herein, in addition to any sum provided to be paid above, any and all broker’s fees incurred by Landlord in connection with reletting the whole or any part of the Premises; the costs of removing and storing Tenant’s or the occupant’s property; the costs of repairing, altering, remodeling or otherwise putting the Premises into condition acceptable to a new tenant or tenants, and all reasonable expenses incurred by Landlord in enforcing or defending Landlord’s rights and/or remedies including reasonable attorney’s fees.

Mitigation; Consequential Damages. In the event of termination or repossession of the Premises for an Event of Default, Landlord shall have an affirmative obligation to mitigate Landlord’s damages to the extent required by applicable Laws. In the event of reletting, Landlord may relet the whole or any portion of the Premises for any period to any tenant and for any use and purpose. Notwithstanding anything contained herein to the contrary, Landlord and Tenant hereby waive any consequential, punitive, and special damages, compensation or claims for inconvenience or loss of business, rents, or profits, whether or not caused by the willful and wrongful act of Landlord or Tenant and/or any party acting by, through or under Landlord or Tenant; provided, however, that the foregoing will not operate to limit Landlord’s right to seek and/or recover the full extent of damages contemplated by Section 0, and provided further that, for purposes of this Lease, the damages Landlord is permitted to recover under this Section 0 will not be considered to be consequential, punitive, or special damages.

Landlord’s Right to Perform. Following an Event of Default by Tenant, Landlord, without being under any obligation to do so and without thereby waiving any such failure or Event of Default, as applicable, may make such payment and/or remedy such other failure at the expense of Tenant without further prior notice to Tenant (and enter the Premises for such purpose), and all sums expended by, or expenses incurred by, Landlord (including reasonable attorney’s fees) in making such payment or performing such obligation shall be deemed to be Additional Rent under this Lease and shall be due and payable upon demand by Landlord, together with interest thereon at the Default Rate from the date of such demand until fully paid.

Furniture, Fixtures and Equipment. In the event that Landlord shall have taken possession of the Premises pursuant to the authority herein granted, then Landlord shall have the right to remove from the Premises (without the necessity of obtaining a writ of distress or other legal process) all or any portion of such furniture, fixtures, equipment and other property located thereon and to place same in storage at any Premises within the County in which the Premises is located; and in such event, Tenant shall be liable to Landlord for all costs incurred by Landlord in connection with such removal and storage. Landlord shall also have the right to relinquish possession of all or any portion of such furniture, fixtures, equipment and other property to any person (“Claimant”) claiming to be entitled to possession thereof who presents to Landlord a copy of any instrument represented to Landlord by Claimant to have been executed by Tenant (or any predecessor Tenant) granting Claimant the right under various circumstances to take possession of such furniture, fixtures, equipment or other property, without the necessity on the part of Landlord to inquire into the authenticity of said instrument’s copy of Tenant’s or Tenant’s predecessor’s signature(s) thereon and without the necessity of Landlord making any investigation or inquiry as to the validity of the factual or legal basis upon which Claimant purports to act; and Tenant agrees to indemnify and hold the Landlord Indemnitees harmless from all cost, expense, loss, damage and liability incident to Landlord’s relinquishment of possession of all or any portion of such furniture, fixtures, equipment or other property to Claimant. The right of Landlord herein stated shall be in addition to any and all other rights which Landlord has or may hereafter have at law or in equity; and Tenant stipulates and agrees that the rights herein granted Landlord are commercially reasonable.

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Landlord Default. If, during the Term, Landlord defaults in fulfilling any of its covenants, obligations or agreements set forth in this Lease, Tenant may give Landlord notice of such default and, if at the expiration of 30 days after delivery of such notice, such default will continue to exist, or in the event of a default which cannot with due diligence be cured within a period of 30 days, if Landlord fails to proceed promptly after the delivery of such notice (and, in any event, within such 30-day period) or does not diligently complete such cure within 90 days after such notice from Tenant, then Tenant will be entitled to exercise any right or remedy available to Tenant at law or in equity by reason of such default, except to the extent expressly waived or limited by the terms of this Lease. Notwithstanding the foregoing, however, if Tenant has been notified of the name and address of any mortgagee, ground lessor, trust deed holder, and/or sale-leaseback lessor of Landlord’s interest in the Building, then Tenant will not exercise any remedy as a result of Landlord’s default unless and until Tenant has given any such mortgagee, ground lessor, trust deed holder and/or sale-leaseback lessor, by registered or certified mail, a copy of any notice of default served upon Landlord simultaneously with the delivery of notice to Landlord. Tenant further agrees that if Landlord fails to cure such default within the time period prescribed above, then such mortgagee, ground lessor, trust deed holder, and/or sale-leaseback lessor will have an additional 30-day period to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if within such 30-day period such mortgagee, ground lessor, trust deed, and/or sale-leaseback lessor has commenced and is diligently pursuing the cure of such default (including, but not limited to, commencement of foreclosure proceedings, if necessary to effect such cure). Notwithstanding anything to the contrary set forth in this Lease, Tenant shall not have the right to perform self-help or abate Rent except as otherwise expressly set forth in this Lease.

LANDLORD’S LIEN.

Notwithstanding anything in this Lease to the contrary, Landlord hereby waives any statutory or common law lien with respect to Tenant’s personal property. Upon Tenant’s written request therefor, Landlord will execute a landlord consent in a form reasonably acceptable to Landlord in connection with a purchase money financing required by Tenant to purchase any of the goods, wares, equipment, fixtures, furniture, inventory, accounts, contract rights, chattel paper and other personal property encumbered by such lien.

MORTGAGES; ATTORNMENT.

Subordination. This Lease shall be subordinate to any deed of trust, mortgage, or other security instrument (each, a “Mortgage”), or any ground lease, master lease, or primary lease (each, a “Primary Lease”), that now or hereafter covers all or any part of the Premises, the Building, the Land and other improvements located on the Land (the mortgagee under any such Mortgage, beneficiary under any such deed of trust, or the lessor under any such Primary Lease is referred to herein as a “Landlord’s Mortgagee”). Any Landlord’s Mortgagee may elect at any time, unilaterally, to make this Lease superior to its Mortgage, Primary Lease, or other interest in the Premises by so notifying Tenant in writing. The provisions of this Section shall be self-operative and no further instrument of subordination shall be required; however, in confirmation of such subordination, Tenant shall execute and return to Landlord (or such other party designated by Landlord) within 10 days after written request therefor such documentation, in recordable form if required, as a Landlord’s Mortgagee may reasonably request to evidence the subordination of this Lease to such Landlord’s Mortgagee’s Mortgage or Primary Lease (including, without limitation, the Subordination, Non-Disturbance and Attornment Agreement attached hereto as Exhibit F) or, if Landlord’s Mortgagee so elects, the subordination of such Landlord’s Mortgagee’s Mortgage or Primary Lease to this Lease.

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Notice to Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord’s Mortgagee whose address has been given to Tenant, and affording such Landlord’s Mortgagee an opportunity to perform Landlord’s obligations hereunder in accordance with Section 0 above.

Non-Disturbance. Notwithstanding anything contained herein, with respect to any interest or other mortgagee interest, as long as Tenant is not in default in the payment of Rent to be paid by Tenant under this Lease, and the performance of all covenants, agreements and conditions to be performed by Tenant under this Lease after receipt of any applicable notice and the expiration of any applicable cure period, and provided that Tenant attorns to the party acquiring title to the Premises as a result of the foreclosure, termination or transfer in lieu thereof of any such interest, then neither Tenant’s right to quiet enjoyment under this Lease, nor the right of Tenant to continue to occupy the Premises and to conduct its business thereon, in accordance with the terms of this Lease, will be interfered with by the holder of any such interest or by any successor thereto or any successor to Landlord as a result of the foreclosure or termination thereof or transfer in lieu thereof, or by virtue of any such foreclosure, termination, or transfer.

Mortgagee’s Liability. If Landlord’s Mortgagee shall succeed to the interest of Landlord under this Lease, Landlord’s Mortgagee shall not be: (i) liable for any act or omission of any prior lessor (including Landlord) unless of a continuing nature; (ii) bound by any rent or additional rent or advance rent which Tenant might have paid for more than the current month to any prior lessor (including Landlord), and all such rent shall remain due and owing, notwithstanding such advance payment; or (iii) bound by the Security Deposit or any security or advance rent deposit made by Tenant which is not delivered or paid over to Landlord’s Mortgagee and with respect to which Tenant shall look solely to Landlord for refund or reimbursement. Landlord’s Mortgagee shall have no liability or responsibility under or pursuant to the terms of this Lease or otherwise after it ceases to own an interest in the Building. Nothing in this Lease shall be construed to require Landlord’s Mortgagee to see to the application of the proceeds of any loan, and Tenant’s agreements set forth herein shall not be impaired on account of any modification of the documents evidencing and securing any loan.

Attornment. If the interest of Landlord is transferred to any person (a “Successor Landlord”) by reason of the termination or foreclosure, or proceedings for enforcement, of a Mortgage or Primary Lease, by delivery of a deed in lieu of such foreclosure or proceedings, or in connection with any other sale or other conveyance of Landlord’s interest in the Premises, Tenant will immediately and automatically attorn to the Successor Landlord. Upon attornment, this Lease will continue in full force and effect as a direct lease between the Successor Landlord and Tenant. Tenant agrees, upon request by and without cost to the Successor Landlord, to promptly execute and deliver to the Successor Landlord such instrument(s) as may be reasonably required to evidence such attornment.

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MECHANICS LIENS.

Tenant shall not permit any mechanic’s liens to be filed against the Premises, the Building, or the Land. Upon completion of any non-routine service, improvement or alteration that exceeds the aggregate cost of $5,000.00 in any calendar year, Tenant shall deliver to Landlord final lien waivers from all contractors involved in such work. If such a lien is filed, then Tenant shall, within 20 days after Landlord has delivered notice of the filing thereof to Tenant (or such earlier time period as may be necessary to prevent the forfeiture of the Premises, the Building, the Land or any interest of Landlord therein or the imposition of a civil or criminal fine with respect thereto), either: (a) pay the amount of the lien and cause the lien to be released of record; or (b) discharge the same, by the deposit of a bond or other security with a court sufficient in form, content and amount to procure the discharge of such lien. If Tenant fails to timely take either such action, then Landlord may pay the lien claim, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within 20 days after Landlord has invoiced Tenant therefor. Landlord and Tenant acknowledge and agree that their relationship is and shall be solely that of “landlord-tenant” (thereby excluding a relationship of “owner-contractor,” “owner-agent” or other similar relationships). Accordingly, all prospective contractors are hereby charged with notice that they look exclusively to Tenant to obtain payment for same, and that Tenant has no authority to cause Landlord to enter into any contract. Nothing herein shall be deemed a consent by Landlord to any liens being placed upon the Premises, the Building, the Land or Landlord’s interest therein due to any work performed by or for Tenant or deemed to give any Contractor any right or interest in any funds held by Landlord to reimburse Tenant for any portion of the cost of such work. Tenant shall indemnify, defend and hold harmless the Landlord Indemnitees from and against all claims, demands, causes of action, suits, judgments, damages and expenses (including attorneys’ fees) in any way arising from or relating to the failure by Tenant to pay for any work performed, materials furnished, or obligations incurred by or at the request of Tenant. The foregoing indemnity shall survive termination or expiration of this Lease.

NOTICES.

Each provision of this Lease or of any applicable Laws and other requirements with reference to the sending, mailing or delivery of any notice or the making of any payment by Landlord to Tenant or with reference to the sending, mailing or delivery of any notice or the making of any payment by Tenant to Landlord shall be deemed to be complied with when and if the following steps are taken:

Tenant’s Payments. Tenant will concurrently with the execution of this Lease provide an automatic debiting authorization for Rent in the form approved by Landlord by which monthly installments of Rent due under this Lease are automatically deducted from Tenant’s bank account and credited to Landlord’s bank account. Tenant’s obligations to pay Rent and any other amounts to Landlord under the terms of this Lease shall not be deemed satisfied until such Rent and other amounts have been actually received by Landlord.

Landlord’s Payments. All payments required to be made by Landlord to Tenant hereunder shall be payable to Tenant at the address hereinbelow set forth, or at such other address within the continental United States as Tenant may specify from time to time by written notice delivered in accordance herewith.

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Method of Delivery; Addresses. All notices and other communications or deliveries given pursuant to this Lease shall be in writing and shall be either: (i) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified below in this Section 0; (ii) hand delivered to the intended addressee; (iii) sent by a nationally recognized overnight courier service; or (iv) sent by email with a delivery confirmation receipt from the intended addressee. All notices shall be effective upon the earlier to occur of actual receipt, one business day following deposit with a nationally recognized overnight courier service, or three days following deposit in the United States mail. The parties hereto may change their addresses by giving written notice thereof to the other in conformity with this provision. The initial notice addresses for Landlord and Tenant are as follows:

LANDLORD:	TENANT:

All notices and other written communications to Landlord under this Lease should be sent to:

GIG CW Compark, LLC
c/o C W Financial Services LLC
Attention: Regina Lubin
555 5th Avenue, 10th floor
New York, New York 10017
E-mail: rlubin@cwcapital.com

Zynex, Inc. 9555 S. Maroon Circle Englewood, Colorado 80112 Attn: Dan Moorhead E-mail: dmoorhead@zynex.com

With a copy to: Kenai Capital Advisors 6732 W. Coal Mine Avenue, Suite 2323 Littleton, Colorado 80123 Attention: Jules Sherwood Phone: (720) 744-2701 E-mail: jsherwood@kenaicap.com

Property management or accounting inquiries should be sent to:

Kenai Capital Advisors
6732 W. Coal Mine Avenue, Suite 2323
Littleton, Colorado 80123
Attention: Jules Sherwood
Phone: (720) 744-2701
E-mail: jsherwood@kenaicap.com

HAZARDOUS MATERIALS

Certain Definitions. For purposes of this Lease, “Hazardous Materials” shall include all solid, liquid or gaseous materials defined or regulated as wastes under any federal statute or regulation or any state or local Laws and shall further include all other substances defined or regulated as pollutants or as hazardous, toxic, infectious, or radioactive substances under any Environmental Law. “Environmental Law” means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.(C) §§ 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq. “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law or any Environmental Permit, including without limitation (i) any and all Environmental Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment. “Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

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Hazardous Materials Activities. Tenant shall not cause or permit any Hazardous Materials to be used, generated, stored or disposed of on, under or about, or transported to or from the Premises, the Building, or the Land (collectively, “Hazardous Materials Activities”) except for limited quantities used or stored at the Premises and required in connection with the routine operation and maintenance of the Premises, and then only in compliance with all applicable Environmental Laws and Environmental Permits, which compliance shall be at Tenant’s sole cost and expense. Tenant shall not install any storage tank (whether above or below the ground) on the Premises without obtaining the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion for any reason whatsoever or no reason at all. Additionally, Tenant shall not cause or permit any Hazardous Materials to be disposed of on, under or about the Premises, without the express prior written consent of Landlord, which may be withheld for any reason and may be revoked at any time. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of Hazardous Materials in, on, or about the Premises, as a result of any evidence reasonably indicating such release during the Term hereof resulting from the acts or omissions of Tenant, its employees, agents or contractors, then the reasonable costs thereof, together with interest thereon at the Default Rate from the date of such demand until fully paid, shall be reimbursed by Tenant to Landlord, upon demand, as Additional Rent if such requirement applies to Tenant’s use and occupancy of the Premises.

Duty to Notify Landlord. Tenant will immediately advise Landlord in writing of any of the following: (i) any pending or threatened Environmental Claim against Tenant relating to the Premises, the Building, or the Land; (ii) any condition or occurrence on the Premises, the Building, or the Land that (a) results in noncompliance by Tenant with any applicable Environmental Law, or (b) could reasonably be anticipated to form the basis of an Environmental Claim against Tenant or Landlord, the Premises, the Building, or the Land; (iii) any condition or occurrence on the Premises or any property adjoining the Premises that could reasonably be anticipated to cause the Premises to be subject to any restrictions on the ownership, occupancy, use or transferability of the Premises under any Environmental Law; and (iv) the actual or anticipated taking of any removal or remedial action by Tenant in response to the actual or alleged presence of any Hazardous Material on the Premises, the Building, or the Land. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Tenant’s response thereto. In addition, Tenant will provide Landlord with copies of all communications regarding the Premises with any governmental agency relating to Environmental Laws, all such communications with any person relating to Environmental Claims, and such detailed reports of any such Environmental Claim as may reasonably be requested by Landlord.

Liability and Indemnity. Prior to the Effective Date, Landlord will deliver copies of Landlord’s existing environmental reports. As of the Effective Date, to Landlord’s knowledge, except as otherwise disclosed in the delivered reports, there are no Hazardous Materials located in, on, or under the Building, the Premises, or the Land. Landlord shall not be liable to Tenant or to any other party for any Hazardous Materials Activities conducted or permitted on, under or about the Premises, the Building, or the Land by Tenant or by Tenant’s employees, agents, contractors, licensees or invitees, and Tenant shall indemnify, defend and hold the Landlord Indemnitees harmless from any claims, damages, fines, penalties, losses, judgments, costs and liabilities arising out of or related to (i) any Hazardous Materials Activities conducted or permitted on, under or about the Premises, the Building, or the Land by Tenant or by Tenant’s employees, agents, contractors, licensees or invitees, regardless of whether Landlord shall have consented to, approved of, participated in or had notice of such Hazardous Materials Activities or (ii) any Environmental Claim relating in any way to Tenant’s operation or use of the Premises. Landlord shall indemnify, defend, and hold Tenant and Tenant’s employees, agents, contractors and licensees harmless from and against any and all claims arising out of or involving (A) the introduction of any Hazardous Materials prior to the Possession Date or (B) the existence of any Hazardous Materials to the extent caused by Landlord or by Landlord’s employees, agents, contractors, or licensees during the Term. The provisions of this Section 0 shall survive the expiration or termination of this Lease.

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End of Term. On or prior to the Expiration Date or earlier termination of this Lease, Tenant shall remove from the Premises, at Tenant’s sole expense, all Hazardous Materials located, stored and disposed of on, under or about the Premises as a result of Hazardous Materials Activities conducted or permitted on, under or about the Premises, the Building, or the Land by Tenant or by Tenant’s employees, agents, contractors, or licensees. Tenant shall close, remove or otherwise render safe any buildings, tanks, containers or other facilities related to the Hazardous Materials Activities conducted or permitted on the Premises in the manner required by all applicable Laws. The covenants set forth in this Section 0 shall survive expiration or earlier termination of this lease.

No Change of Use. Tenant will not change, or permit to be changed, the use of the Premises permitted under Section 0 hereof unless Tenant shall have notified Landlord thereof in writing and Landlord shall have determined, in its sole and absolute discretion, that such change will not result in the presence of Hazardous Materials on the Premises except for those described in Section 0 above.

Existing Hazardous Materials. Tenant’s indemnification of Landlord under this Section 0 shall not be applicable to any Hazardous Materials that were located on the Premises, the Building, or the Land on the Commencement Date, nor any Hazardous Materials placed on the Premises, the Building, or the Land by Landlord, its employees, agents, or contractors.

INSOLVENCY OR BANKRUPTCY.

The appointment of a receiver to take possession of all or substantially all of the assets of Tenant, or an assignment of Tenant for the benefit of creditors, or any action taken or suffered by Tenant under any insolvency, bankruptcy, or reorganization act, shall at Landlord’s option constitute an Event of Default hereunder. Upon the happening of any such event or at any time thereafter, this Lease shall terminate five days after written notice of termination from Landlord to Tenant. In no event shall this Lease be assigned or assignable by operation of law or by voluntary or involuntary bankruptcy proceedings or otherwise and in no event shall this Lease or any rights or privileges hereunder be an asset of Tenant under any bankruptcy, insolvency, or reorganization proceedings.

LANDLORD’S LIABILITY.

Any liability of Landlord hereunder shall be enforceable only out of Landlord’s interest in and to the Building and the Land (including, without limitation, any rental income or sales proceeds) and in no event out of the separate assets of any constituent partner of Landlord. Neither Landlord nor any of its respective officers, directors, employees, heirs, successors, or assigns, shall have any personal liability of any kind or nature, directly or indirectly, under or in connection with this Lease. No holder or beneficiary of any mortgage or deed of trust on any part of the Premises, the Building, or the Land shall have any liability to Tenant hereunder for any default of Landlord.

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MISCELLANEOUS.

Confidentiality. Tenant acknowledges that the terms and conditions of this Lease are to remain confidential for Landlord’s benefit, and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord’s prior written consent. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure. However, Tenant may disclose lease terms, provisions and conditions to Tenant’s accountants, attorneys, consultants, advisors, investors, lease administrators, managing employees and others in contractual privity with Tenant (“Permitted Recipients”), as reasonably necessary for Tenant’s business purposes, without such prior consent; provided that Tenant agrees to inform such Permitted Recipients of the confidential nature of this Lease and the confidentiality agreements of Tenant set forth herein will apply to and bind such parties.

Interpretation. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.

Brokers. Landlord and Tenant represent and warrant that no broker or agent negotiated or was instrumental in negotiating or consummating this Lease except the Brokers. Neither party knows of any other real estate broker or agent who is or might be entitled to a commission or compensation in connection with this Lease. Landlord will pay all fees, commissions or other compensation payable to the Brokers to be paid by Landlord according to Section 0. Tenant and Landlord will indemnify and hold each other harmless from all damages paid or incurred by the other resulting from any claims asserted against either party by any other brokers or agents claiming through the other party.

Successors and Assigns. Subject to the provisions of Section 0 above, the terms, provisions and covenants and conditions contained in this Lease shall apply to, inure to the benefit of, and be binding upon the parties hereto and upon their respective heirs, legal representatives, successors and permitted assigns, except as otherwise herein expressly provided. Landlord shall have the right to assign any of its rights and obligations under this Lease. Each party agrees to furnish to the other, promptly upon demand, a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the due authorization of such party to enter into this Lease.

Captions. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

Estoppel. Promptly upon the occurrence of the Commencement Date, Tenant will execute and deliver to Landlord a Commencement Date Certificate in the form of Exhibit E, accurately prepared. Tenant agrees from time to time, not to exceed once per calendar year unless in connection with a bona fide sale or financing, within 20 days after request of Landlord, to deliver to Landlord, or Landlord’s designee a certificate of occupancy (if applicable) and an estoppel certificate stating that this Lease is in full force and effect, and the date to which Rent has been paid, the unexpired Term of this Lease and such other matters pertaining to this Lease as may be reasonably requested by Landlord. It is understood and agreed that Tenant’s obligation to furnish such estoppel certificates within such 20-day period is a material inducement for Landlord’s execution of this Lease.

Amendment. This Lease may not be altered, changed or amended except by an instrument in writing signed by both parties hereto.

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Survival. All obligations of Tenant hereunder not fully performed as of the Expiration Date or earlier termination of the Term of this Lease shall survive the expiration or earlier termination of the Term hereof, including without limitation all payment obligations with respect to Taxes and insurance costs and all obligations concerning the condition of the Premises and all other Additional Rent.

Partial Invalidity. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future Laws effective during the Term of this Lease, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, and it is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added as a part of this Lease contract a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

Offer Subject to Revocation. Because the Premises are on the open market and are presently being shown, this Lease shall be treated as an offer with the Premises being subject to prior lease and such offers subject to revocation or non-acceptance by Landlord or to other use of the Premises without notice, and this Lease shall not be valid or binding unless and until fully executed by Landlord and Tenant.

Time of the Essence. Time is of the essence of this Lease and all of its provisions. This Lease in all respects shall be governed by the Laws of the State in which the Premises are located.

Obligations to Landlord and Others. The duties and obligations of Tenant shall run and extend not only to the benefit of Landlord, as named herein, but to the benefit of either of the following, at such party’s option: (i) any person by, through or under which Landlord derives the right to lease the Premises; and (ii) holders of mortgage or rent assignment interests in the Premises, as their respective interests may appear; provided, however, nothing contained herein shall be construed to obligate Tenant to pay Rent to any person other than Landlord until such time as Tenant has been given written notice of either an exercise of a rent assignment or the succession of some other party to the interests of Landlord.

No Waiver. If either Landlord or Tenant waives the performance of any term, covenant or condition contained in this Lease, such waiver shall not be deemed to be a waiver of any subsequent breach or nonperformance of the same or any other term, covenant or condition contained herein. Furthermore, the acceptance of rent by Landlord shall not constitute a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, regardless of Landlord’s knowledge of such preceding breach at the time Landlord accepted such rent. Failure by either party to enforce any of the terms, covenants or conditions of this Lease for any length of time shall not be deemed to waive or to decrease the right of such party to insist thereafter upon strict performance by the other party. Waiver by Landlord or Tenant of any term, covenant or condition contained in this Lease may only be made by a written document signed by Landlord and Tenant.

Interest. Except as otherwise expressly provided herein, any sum accruing to Landlord under the provisions of this Lease which shall not be paid when due shall bear interest, commencing on the fifth day after the date that such amount is was due, at the rate equal to the lesser of (i) 20%, and (ii) the maximum amount permitted by Laws (the “Default Rate”).

Counterparts; Facsimile Signatures. This Lease may be executed in counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one agreement. Executed copies hereof may be delivered by telecopier, email or other electronic means and upon receipt will be deemed originals and binding upon the parties hereto, regardless of whether originals are delivered thereafter.

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Business Day. As used herein, the term “business day” shall mean all days, excluding Saturdays, Sundays and all days observed by either the State in which the Premises are located or the United States government as legal holidays. In the event that any date for performance falls on a day other than a business day, then performance shall be postponed until the next business day.

Rules. Landlord shall notify Tenant in writing at least 30 days in advance of any new or modified rules and regulations (or other rules or procedures) from time to time established, and (ii) in the event of any conflict between any provision of this Lease and any rules and regulations (or other rules or procedures), the provisions of this Lease shall control and prevail. Notwithstanding anything contained herein to the contrary, Landlord shall not establish any new or modified rules and regulations (or other rules or procedures) that materially and adversely affect Tenant’s ability to use the Premises for the Permitted Use.

Force Majeure. Neither Landlord nor Tenant will be liable to the other for a delay or failure to perform its obligations under this Lease if and to the extent such delay or failure is a result of Force Majeure (as defined below); provided, however, that Force Majeure will not excuse the timely performance of Tenant’s obligations to (i) pay Rent (except as expressly provided in Section 0 above); (ii) surrender the Premises to Landlord at the end of the Term in accordance with Section 0 of this Lease; and (iii) maintain the insurance policies and coverages required of Tenant in Exhibit D of this Lease. The amount of time for a party claiming Force Majeure (the “Affected Party”) to perform its obligations under this Lease (except for the Tenant obligations set forth above) will be extended by the amount of time that the Affected Party is delayed in performing such obligation as a result of Force Majeure. Notwithstanding the foregoing, the Affected Party shall use all commercially reasonable efforts to resume normal performance of its obligations under this Lease as soon as reasonably possible, and, to the extent that the Affected Party fails to use commercially reasonable efforts to overcome or mitigate the effect of Force Majeure on its obligations, the Affected Party shall not be excused for any delay or failure in performance that would have been avoided by using such commercially reasonable efforts.

For purposes of this Lease, “Force Majeure” means any act, event or circumstance that is not reasonably within the control of, does not result from the negligence of, and would not have been avoided or overcome by the exercise of reasonable prudence or diligence by the Affected Party, including, but not limited to, the following: fire; flood; atmospheric disturbance; lightning storm; hurricane; cyclone; typhoon; tidal wave; tornado; earthquake; explosion; volcanic eruption; landslide; epidemic; pandemic; public health emergencies; outbreaks of disease or illness; acts of war (whether declared or undeclared); invasion; armed conflict; embargo; terrorism; bioterrorism; riot; civil commotion; power outage; failure or disruption of utility services; strike; lockout; shortages of labor or materials; unusual delays by common carriers; acts after the date of this Lease by a governmental entity or other authority having jurisdiction, including the issuance or promulgation of any court order, executive order, Law, directive or interpretation, the effect of which would prevent, delay, or make unlawful the Affected Party’s performance hereunder; and any other act, event or circumstance that is not reasonably within the control of, does not result from the negligence of, and would not have been avoided or overcome by the exercise of reasonable prudence or diligence by the Affected Party, whether similar or dissimilar in kind and nature to any of the foregoing events.

RENEWAL RIGHT.

Grant of Right. Subject to the terms and provisions of this Section 0, Tenant, at its option, may extend the Term of this Lease for one period of 60 months at the end of the Term (the “Renewal Term”) with respect to the Premises as it exists as of the last day of the Term (the “Renewal Option”). To exercise such Renewal Option, Tenant must deliver notice of the exercise thereof (a “Renewal Notice”) to Landlord no earlier than 15 months and no later than nine months prior to the expiration of the initial Term.

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Determination of Market Rental Rate. Within 10 days after Tenant delivers a Renewal Notice, Landlord will notify Tenant (the “Rate Notice”) of the “Market Rental Rate” (as defined below). If Tenant agrees that the rental rate set forth in the Rate Notice is the Market Rental Rate, such rental rate will be the Market Rental Rate for the purposes of this Section 0, and Base Rent for the applicable Renewal Term will be the Market Rental Rate. If Tenant disagrees with the Market Rental Rate in the Rate Notice, then Tenant will have 10 days after receipt of the Rate Notice to object to the rental rate in the Rate Notice by giving notice to Landlord. If Tenant fails to object within such 10 day period, Tenant will be deemed to have agreed that the Rate Notice contains the Market Rental Rate. If Tenant timely notifies Landlord of Tenant’s objection to the rate set forth in the Rate Notice, then Landlord and Tenant will, for a period of 10 days from and after Tenant gives its objection to the Rate Notice, negotiate to determine a Market Rental Rate acceptable to both Landlord and Tenant.

Parties’ Brokers. If the parties are unable to agree upon the Market Rental Rate during such 10 day period, then, within seven days after the expiration of such 10-day period, Landlord and Tenant will each appoint their own licensed real estate broker who has at least 10 years’ full-time leasing experience in the Englewood, Colorado industrial market (the “Parties’ Brokers”). The Parties’ Brokers will negotiate in good faith for 10 days after the date that both Parties’ Brokers have been appointed to determine a Market Rental Rate acceptable to both Landlord and Tenant. If the Parties’ Brokers cannot reach agreement on the Market Rental Rate within such 10-day period, then within five days after the expiration of such 10-day period, Landlord will deliver to Tenant a written determination of the Market Rental Rate as determined by Landlord and its broker using the criteria set forth below (“Landlord’s Determination”). Tenant will have five days from the date of Landlord’s delivery of Landlord’s Determination to notify Landlord of Tenant’s acceptance of Landlord’s Determination or deliver to Landlord Tenant’s written determination of the Market Rental Rate using the criteria set forth below (“Tenant’s Determination”). If Tenant does not deliver Tenant’s Determination to Landlord within such five-day period, Tenant will be deemed to have accepted Landlord’s Determination and the rental rate set forth in Landlord’s Determination will be the Market Rental Rate. If Tenant does deliver Tenant’s Determination within such five-day period, then the Parties’ Brokers will have an additional seven days from the date of delivery of Tenant’s Determination to negotiate a Market Rental Rate acceptable to both Landlord and Tenant.

Third Broker. If no agreement can be reached as to the Market Rental Rate within such seven-day period, then, within five days after such seven-day period expires, the Parties’ Brokers will appoint a third broker (the “Third Broker”). The Third Broker will be a person who has not previously acted in any capacity for either party and who meets the same experience qualifications as required for the Parties’ Brokers. Within 10 days of his or her appointment, the Third Broker will review Landlord’s Determination and Tenant’s Determination of the Market Rental Rate and such other information as he or she deems necessary and will select either Landlord’s Determination or Tenant’s Determination of the Market Rental Rate (but no other rate) as being more reasonable. The Third Broker will be instructed, in deciding whether Landlord’s Determination or Tenant’s Determination is more reasonable, to use the criteria as to the Market Rental Rate set forth below. The Third Broker will immediately notify the parties of his or her selection of the Landlord’s Determination or the Tenant’s Determination as being more reasonable, and then such selected determination will be the Market Rental Rate. Each of the parties will bear the entire cost of their own broker and 1/2 of the cost of the Third Broker.

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Interim Rate. Notwithstanding anything in this Lease to the contrary, if no agreement can be reached as to the Market Rental Rate prior to the expiration of the Term, Tenant shall pay Base Rent to Landlord in accordance with the rental rate for the last period during the initial Term (the “Interim Rate”) for the period (the “Interim Period”) beginning on the day immediately following the last day of the Term, and ending on the date the Market Rental Rate is determined pursuant to this Section 0 (the “Determination Date”). If the amount of Base Rent Tenant paid to Landlord during the Interim Period, prorated based on the number of days in such period (the “Interim Base Rent”), is more than the amount Tenant would have paid if the Market Rental Rate had been in effect during such Interim Period, Landlord will credit such excess amount against the next payment(s) of Base Rent due from Tenant to Landlord. If the Interim Base Rent is less than the amount Tenant would have paid if the Market Rental Rate had been in effect during such Interim Period, Tenant will pay the deficiency to Landlord within 30 days after the Determination Date.

Market Rental Rate Defined. “Market Rental Rate” means the prevailing renewal rate then charged by landlords of similar buildings in the Englewood, Colorado industrial market of comparable quality and age as the Building for similar space with a similar quality of improvements and percentage of office built out to tenants similar to Tenant in size, credit quality and stature, taking into account the length of the Renewal Term.

After Exercise. During the Renewal Term, all of the terms and provisions of this Lease will apply, except that (i) there will be no further right of renewal; and (b) Base Rent will be payable at the Market Rental Rate, as determined pursuant to this Section 0, multiplied by the rentable square feet of the Premises as of the commencement of the Renewal Term. The “Term” of this Lease will include the properly exercised Renewal Term.

Limitations on Tenant’s Rights. At Landlord’s option, Tenant will have no right to extend the Term, and Tenant’s Renewal Notice will be ineffective, if an Event of Default exists at the time a Renewal Notice is given or at the time the Renewal Term is scheduled to commence. Any termination of this Lease terminates all rights under this Section 0. Except for a Permitted Transfer, any assignment of this Lease or subletting of Premises by Tenant terminates Tenant’s rights under this Section 0, unless Landlord consents to the contrary in writing at the time of such subletting or assignment.

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Having read and intending to be bound by the terms and provisions of this Lease, Landlord and Tenant have signed it as of the Lease Date.

LANDLORD:

GIG CW COMPARK, LLC, a Delaware limited liability company

By:	/s/Regina Lubin
Name:	Regina Lubin
Title:	Chief Investment Officer

TENANT:

ZYNEX, INC., a Nevada corporation

By:	/s/Dan Moorhead
Name:	Dan Moorhead
Title:	Chief Financial Officer

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EXHIBIT A

THE LAND

LOT 4B-1A, COMPARK FILING NO. 2, 6TH AMENDMENT, RECORDED DECEMBER 2, 2004 AT RECEPTION NO. 2004122556, COUNTY OF DOUGLAS, STATE OF COLORADO.

PARCEL 2:

THE BENEFICIAL EASEMENTS SET FORTH AND DESCRIBED IN ACCESS AGREEMENT RECORDED DECEMBER 5, 2012 AT RECEPTION NO. 2012093160, COUNTY OF DOUGLAS, STATE OF COLORADO.

FOR INFORMATION PURPOSES ONLY:

TAX PIN: 2233-061-02-006

ADDRESS: 14800 GRASSLANDS DRIVE, ENGLEWOOD, CO

Exhibit A

EXHIBIT B

THE PREMISES

Exhibit B